                                                                                              NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Wendy Dominguez
(817) 415-3189	817-415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

  RADIOSHACK CORPORATION REPORTS
FOURTH-QUARTER AND FULL-YEAR 2009 RESULTS

FORT WORTH, Texas, Feb. 22, 2010 — RadioShack Corporation (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the fourth quarter and year ended Dec. 31, 2009.

Total net sales and operating revenues for the 2009 fourth quarter increased 4.7% to $1.32 billion, compared to $1.26 billion for the 2008 fourth quarter.  Net income for the fourth quarter increased 26.0% to $75.7 million, or $0.60 per diluted share, compared with net income of $60.1 million, or $0.48 per diluted share, reported for the same period last year.  Comparable same-store sales for U.S. company-operated stores and kiosks increased 6.1% during the 2009 fourth quarter, compared with the 2008 fourth quarter.

Total net sales and operating revenues for 2009 increased 1.2% to $4.28 billion, compared to $4.22 billion for the 2008 full year.  Full-year net income in 2009 increased 8.2% to $205.0 million, or $1.63 per diluted share, compared with net income of $189.4 million, or $1.47 per diluted share, reported last year.

“We are pleased with the progress made in 2009 toward establishing THE SHACK® as a leader in mobility and innovative products and services, and we are confident that this strategy presents meaningful opportunities for sustainable growth,” said RadioShack Chairman and Chief Executive Officer Julian C. Day.

“In 2009, we leveraged our financial and operational strength to relaunch our brand, focusing more clearly on our leadership in the areas of mobility and innovative technology, supported by our skilled and helpful associates and our network of convenient locations.  These brand-building efforts resonated with consumers and our vendor partners.  Moreover, the additions of a third national wireless carrier, T-Mobile, and the Apple iPhone, further strengthen our platform for the future.  I remain energized by the growth opportunities that lie ahead for THE SHACK,” Mr. Day said.

“Despite a challenging economic environment in 2009, we improved sales profitability, increased cash, and controlled costs, all while repositioning our brand, investing in training, and delivering operating income growth of 30% in the fourth quarter,” said Executive Vice President and Chief Financial Officer James F. Gooch.  “We are diligently focused on continuing to develop our business model around the strategic themes of mobility, innovation and connectivity, combined with a friendly, helpful approach to the customer experience.”

RadioShack 4Q 2009 Earnings Release, 2.22.10

RadioShack ended 2009 with a cash balance of $908 million, an increase of $93 million compared to the end of 2008.  Capital expenditures in 2009 totaled $81.0 million, compared to $85.6 million in 2008.  The Company anticipates capital expenditures in the range of $100 million to $120 million in 2010.

Fourth-Quarter 2009 Results

Total net sales and operating revenues for the 2009 fourth quarter (three months ended Dec. 31, 2009) increased to $1.32 billion, compared to $1.26 billion in the 2008 fourth quarter.  The increase was driven by a $65.3 million or 6.1% increase in sales generated by U.S. company-operated stores.  This increase was partially offset by a $12.1 million decrease in kiosk sales.  The decrease in kiosk sales was attributable to fewer kiosk locations and the closure of our Sprint-branded kiosks in August 2009, partially offset by comparable store revenue gains in Sam’s Club kiosk locations. The increase in other sales of $6.3 million was primarily due to incremental sales generated by RadioShack de Mexico; the Company acquired the remaining interest in this subsidiary in December 2008.  Dealer sales declined during the 2009 fourth quarter compared to the 2008 fourth quarter.

The 6.1% increase in comparable same-store sales for U.S. company-operated stores and kiosks during the 2009 fourth quarter was driven by higher Sprint Nextel postpaid wireless sales, the addition of T-Mobile as a third postpaid wireless carrier in company-operated stores, and higher sales of prepaid wireless handsets and airtime.  These increases were partially offset by sales declines in television digital-to-analog converter boxes.  Consolidated sales of converter boxes were $13.1 million in the 2009 fourth quarter compared to $54.4 million in the 2008 fourth quarter.

Consolidated gross profit for the 2009 fourth quarter was $579.0 million, or 43.9% of net sales, compared with $526.3 million, or 41.8% of net sales, for the 2008 fourth quarter.  The fourth quarter gross margin was positively impacted by improved product mix combined with fewer markdowns as a result of more effective promotional productivity, inventory management and higher sell-through of seasonal products.

Consolidated selling, general and administrative (SG&A) expenses for the 2009 fourth quarter were $425.7 million, or 32.3% of sales, compared with $401.6 million, or 31.9% of sales, for the 2008 fourth quarter.  The increase in SG&A expenses in the fourth quarter resulted primarily from investments in employee compensation.  Advertising expense increased slightly, reflecting investment in a new brand creative platform, THE SHACK, partially offset by a reduction in less productive advertising programs.

Fourth-quarter 2009 operating income was $132.2 million, or 10.0% of sales, up 29.9% compared with fourth-quarter 2008 operating income of $101.8 million, or 8.1% of sales.

Full-Year 2009 Results

Total net sales and operating revenues for 2009 (12 months ended Dec. 31, 2009) increased to $4.28 billion compared with $4.22 billion for 2008. The increase in sales was attributable to a $39.8 million or 1.1% increase in sales generated by U.S. RadioShack company-operated stores.  This increase was partially offset by a $33.5 million decrease in kiosk sales.  The decrease in kiosk sales was primarily

RadioShack 4Q 2009 Earnings Release, 2.22.10

attributable to fewer kiosk locations and the closure of our Sprint-branded kiosks in August 2009.  Other sales increased $45.2 million in 2009, compared to 2008, primarily due to incremental sales generated by RadioShack de Mexico, partially offset by a decline in dealer sales.

Comparable same-store sales for U.S. company-operated stores and kiosks increased 1.3% during 2009, compared with 2008.  The increase in comparable same-store sales was primarily attributable to increased sales in Sprint Nextel postpaid wireless products, the addition of T-Mobile as a postpaid wireless carrier in company-owned stores, and increased sales of prepaid wireless handsets and airtime.  These increases were partially offset by sales declines in GPS products, digital-to-analog converter boxes, and wireless accessories.

Consolidated sales of converter boxes were $170.1 million in 2009, compared to $204.8 million in 2008.  Sales of digital-to-analog converter boxes resulted from the transition of television broadcast signals in the United States from analog to digital only, which occurred in June 2009.

Consolidated gross profit for 2009 was $1.96 billion, or 45.9% of sales, compared to $1.92 billion or 45.5% of sales, in 2008.  Gross margin in 2009 was positively impacted by improved product mix combined with fewer markdowns as a result of more effective promotional productivity, inventory management and higher sell-through of seasonal products, particularly in the fourth quarter.

Consolidated SG&A expense for 2009 was $1.51 billion, unchanged when compared with SG&A expenses in 2008.  As a percent of sales, SG&A expenses in 2009 were 35.3% of sales, compared to 35.7% in 2008.  The 2008 SG&A expenses included a non-cash, pre-tax charge of $12.1 million related to the amendment of the corporate headquarters lease, and an $8.2 million sales and use tax benefit related to the favorable resolution of a 2008 sales tax issue.

Operating income for 2009 was $369.4 million, or 8.6% of sales, up 14.6% compared to 2008 operating income of $322.2 million, or 7.6% of sales.

Previously reported results have been adjusted to reflect a change in accounting principle; please refer to the Company’s 2009 Annual Report on Form 10-K for a full description of these adjustments.

Webcast and Conference Call

RadioShack will host a live Internet webcast of its investor conference call at 4:30 p.m. EST today.  The Internet broadcast may be accessed from the investor relations section of the RadioShack corporate Web site, www.radioshackcorporation.com.  The call is expected to conclude by 5:30 p.m. EST.

An archived replay of the conference call will be available in the investor relations section of the RadioShack corporate Web site.  A telephone replay will be available beginning at approximately 7 p.m. EST today until midnight EST on March 8, 2010. The telephone replay is available by calling toll-free, (877) 344-7529, or via toll-call at (412) 317-0088. The replay pass code is 437531.

Shareholders may obtain a hard copy of RadioShack’s complete audited financial statements free of charge by contacting RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

RadioShack 4Q 2009 Earnings Release, 2.22.10

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2010.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  THE SHACK® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack's retail network includes 4,680 company-operated stores in the United States and Mexico, more than 550 wireless phone kiosks in the United States, and more than 1,300 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

THE SHACK® is a registered trademark of RadioShack Corporation.

# # #

Financial Tables Follow

RadioShack 4Q 2009 Earnings Release, 2.22.10

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2009	2008	2009	2008

Net sales and operating revenues	$1,318.2	$1,258.7	$4,276.0	$4,224.5
Cost of products sold	739.2	732.4	2,313.5	2,301.8
Gross profit	579.0	526.3	1,962.5	1,922.7

Operating expenses:
Selling, general and administrative	425.7	401.6	1,507.9	1,509.8
Depreciation and amortization	20.6	21.9	83.7	87.9
Impairment of long-lived assets	0.5	1.0	1.5	2.8
Total operating expenses	446.8	424.5	1,593.1	1,600.5

Operating income	132.2	101.8	369.4	322.2

Interest income	0.9	3.7	4.8	14.6
Interest expense	(10.3)	(11.8)	(44.1)	(34.9)
Other loss	--	(0.2)	(1.6)	(2.4)

Income before income taxes	122.8	93.5	328.5	299.5
Income tax expense	47.1	33.4	123.5	110.1

Net income	$75.7	$60.1	$205.0	$189.4

Net income per share:

Basic and diluted	$0.60	$0.48	$1.63	$1.47

Shares used in computing net income per share:

Basic	125.5	125.2	125.4	129.0

Diluted	127.1	125.2	126.1	129.1

RadioShack 4Q 2009 Earnings Release, 2.22.10

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(In millions)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$908.2	$814.8
Accounts and notes receivable, net	322.5	241.9
Inventories	670.6	636.3
Other current assets	114.4	98.6
Total current assets	2,015.7	1,791.6

Property, plant and equipment, net	282.3	306.4
Goodwill, net	38.9	36.7
Other assets, net	92.4	119.3
Total assets	$2,429.3	$2,254.0

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$41.6	$39.3
Accounts payable	223.0	206.4
Accrued expenses and other current liabilities	359.0	367.3
Income taxes payable	30.9	24.2
Total current liabilities	654.5	637.2

Long-term debt	627.8	659.5
Other non-current liabilities	98.7	96.5
Total liabilities	1,381.0	1,393.2

Stockholders’ equity	1,048.3	860.8
Total liabilities and stockholders’ equity	$2,429.3	$2,254.0

RadioShack 4Q 2009 Earnings Release, 2.22.10

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended
	December 31,
(In millions)	2009	2008
Cash flows from operating activities:
Net income	$205.0	$189.4
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	92.9	99.1
Amortization of discount on convertible notes	13.8	5.0
Impairment of long-lived assets	1.5	2.8
Stock-based compensation	12.1	12.8
Net change in liability for unrecognized tax benefits	(5.0)	4.6
Deferred income taxes	7.6	11.7
Other non-cash items	5.4	13.5
Provision for credit losses and bad debts	0.4	0.6
Changes in operating assets and liabilities:
Accounts and notes receivable	(79.6)	15.2
Inventories	(34.7)	93.6
Other current assets	(2.8)	(8.7)
Accounts payable, accrued expenses, income taxes payable and other	29.2	(165.0)
Net cash provided by operating activities	245.8	274.6

Cash flows from investing activities:
Additions to property, plant and equipment	(81.0)	(85.6)
Proceeds from sale of property, plant and equipment	0.4	0.9
Acquisition of Mexican subsidiary, net of cash acquired	(0.2)	(42.0)
Other investing activities	--	2.4
Net cash used in investing activities	(80.8)	(124.3)

Cash flows from financing activities:
Repayments of borrowings	(43.2)	(5.0)
Payments of dividends	(31.3)	(31.3)
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	2.2	(16.8)
Proceeds from exercise of stock options	0.7	--
Purchases of treasury stock	--	(111.3)
Issuance of convertible notes	--	375.0
Convertible notes issuance costs	--	(9.4)
Purchase of convertible notes hedges	--	(86.3)
Sale of common stock warrants	--	39.9
Net cash (used in) provided by financing activities	(71.6)	154.8

Net increase in cash and cash equivalents	93.4	305.1
Cash and cash equivalents, beginning of period	814.8	509.7
Cash and cash equivalents, end of period	$908.2	$814.8

RadioShack 4Q 2009 Earnings Release, 2.22.10

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2009	2008	2009	2008

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$1,128.3	$1,063.0	$3,650.9	$3,611.1
Kiosks	67.2	79.3	250.0	283.5
Other	122.7	116.4	375.1	329.9
	$1,318.2	$1,258.7	$4,276.0	$4,224.5

Operating income:
U.S. RadioShack company-operated stores	$225.8	$202.4	$702.8	$716.4
Kiosks	7.0	4.5	15.4	8.4
Other	9.1	12.6	39.9	44.1
	241.9	219.5	758.1	768.9
Unallocated	(109.7)	(117.7)	(388.7)	(446.7)
Operating income	132.2	101.8	369.4	322.2

Interest income	0.9	3.7	4.8	14.6
Interest expense	(10.3)	(11.8)	(44.1)	(34.9)
Other loss	--	(0.2)	(1.6)	(2.4)
Income before income taxes	$122.8	$93.5	$328.5	$299.5

Sales for the U.S. RadioShack company-operated stores segment increased $65.3 million or 6.1% to $1.13 billion in the 2009 fourth quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2009 fourth quarter compared to the same period last year for each business platform.

Platform (1)	% Sales Change 4Q 2009 vs. 4Q 2008	Drivers of 4Q 2009 vs. 4Q 2008 Sales Change
Wireless	+56.4	Positive: Sprint Nextel postpaid wireless, T-Mobile postpaid wireless, prepaid wireless handsets Negative: GPS products
Accessory	(19.6)	Positive: wireless accessories Negative: digital-to-analog television converter boxes, imaging accessories, video game accessories
Modern home	(8.8)	Positive: netbooks, peripherals, Voice over Internet Protocol products Negative: DVD players, digital televisions, laptop computers, landline telephones
Personal electronics	(12.4)	Negative: video gaming, satellite radios, toys, digital music players
Power	(11.2)	Negative: general purpose batteries, special purpose batteries
Technical	(4.0)	Negative: connectivity, tools
Service and other	+13.2	Positive: prepaid wireless airtime
Total U.S. company-operated stores	+6.1

(1)	For a more detailed listing of product categories within each business platform see our Annual Report on Form 10-K filed with the Securities and Exchange Commission.